EXHIBIT 99



          TRICON GLOBAL RESTAURANTS ANNOUNCES A 42 PERCENT INCREASE IN
                 ONGOING OPERATING EARNINGS TO $0.78 PER SHARE
                             FOR THE FOURTH QUARTER


LOUISVILLE, KY (February 9, 2000)- Tricon Global
Restaurants, Inc. (NYSE:YUM) reported fourth quarter ongoing operating earnings of $122 million, or $0.78 per share, a 42 percent increase for the quarter ended December 25, 1999. Full year ongoing operating earnings increased 41 percent to $2.58 per share. Ongoing operating EPS is from operations and does not include the impact of accounting changes, facility action net gains, and unusual items.


                         Financial Highlights
                          Ongoing Operations
                ($MM except per diluted share amounts)

                                 % Change                   % Change
                                vs. prior                   vs. prior
                      Q4           year         Full Year      year
                      --        ---------       ---------   ---------

System Sales         6,868           7            21,762          6
Revenues(a)          2,311          (9)            7,822         (8)
Operating Profit       243          11               881         15
Operating Earnings     122          41               412         44
=====================================================================
Operating EPS         0.78          42              2.58         41
=====================================================================
Reported EPS(b)       0.93          (2)             3.92         38

(a)As expected, our company revenues declined primarily due to our strategic program to sell company restaurants to our franchise partners.
(b)Reported results, which are more fully described in the financial attachments, include the impact of accounting changes, facility action net gains, and unusual items.

David C. Novak, Chief Executive Officer said, "We are very pleased that Tricon grew its ongoing operating earnings per share by more than 40 percent in both the fourth quarter, and full year. Fueled by Pizza Hut's continued success, our full-year domestic blended same store sales growth was four percent, and our international business delivered its strongest increase in profits in almost a decade. These results are a clear reflection that we are continuing to successfully execute our operational and financial strategies. Stepping back, we took a number of actions that strengthened our long-term growth prospects and contributed to this year's outstanding results.

"We successfully entered three new product segments with considerable long term growth potential: "on the go" with sandwiches at KFC, "value" with The Big New Yorker at Pizza Hut and "big taste, hot value" with Chalupas at Taco Bell. We have continued to improve our cost base and have rapidly increased restaurant level margins to industry standards through improvements in base operations. Specifically, we dramatically improved our margins in 1999 which included about 125 basis points from base operations, on top of about 70 basis points from base operations in 1998. Importantly, we're confident we have the right programs in place to drive further increases. Improved margins have helped raise our ROAE up from ten percent to about 23 percent in just two years.

"Over the long-term, our future is even more promising based on the results we are achieving with our international business and our strategy to focus on key equity growth markets. In 1999 Tricon achieved a 39 percent increase in international ongoing operating profit. In fact, in 2000 over one-fourth of our total ongoing operating profit will come from our international business and we expect this to grow at about 15-20 percent annually. In addition to our international development opportunities, we have also uncovered significant new unit opportunity in the U.S. supported by the success of our individual restaurants and multi-branding efforts. In 2000 we expect to build over 1,300 new restaurants across our global system.

"On the financial front, we continue to put restaurants in the hands of growth ready franchisees. In 1999, we reduced our ownership of the system about five points to 23 percent, as we close in on our target of about 20 percent company ownership. Cash from operations and this refranchising strategy have enabled us to pay down over $2.1 billion in debt since year-end 1997, strengthening our balance sheet and increasing our financial flexibility, while also enabling us to invest in the business and buy back shares.

"Given this strong foundation, our outlook for 2000 remains very positive. We're targeting about six percent systemwide sales growth and expect to grow ongoing operating EPS 23 to 27 percent on top of our higher 1999 base. It's too early to know for certain what the impact to our results, if any, might be as a result of last month's Chapter 11 bankruptcy filing by AmeriServe, our principal U.S. distributor. We're pleased that we've been able to maintain service to our restaurants in a cost effective manner to date. We believe AmeriServe's filing should enable it to ultimately establish a new long-term financing plan. In the interim, along with another major AmeriServe customer, we received Bankruptcy Court approval to extend a debtor-in-possession line of credit to AmeriServe, under which our commitment is $100 million, to fund AmeriServe's ongoing operations.
We have also arranged for direct payments to AmeriServe's vendors who supply our system's restaurants," Mr. Novak concluded.

Tricon continued to achieve solid progress in its operations. In the quarter, its ongoing operating profit increased 11 percent driven by a 16 percent increase in franchise fees, a five percent decline in ongoing G&A and a 70 basis point increase in ongoing restaurant level margins. Ongoing base restaurant level margins increased over ten basis points in the quarter even though favorable insurance-related adjustments were 75 basis points lower than the prior year. The company's strong improvement in operating performance was fueled by improved cost management and an increase in blended same store sales in the U.S. of over two percent, driven by Pizza Hut, and a 29 percent increase in ongoing operating profit from the international business.

Tricon also continued to make substantial progress executing its financial strategies, refranchising almost 300 restaurants in the quarter and paying down nearly $200 million of debt. Year-to-date Tricon sold over 1,400 restaurants to its franchise partners reducing its ownership to 23 percent of the system, generated almost $1 billion in free cash flow, paid down over $1 billion in debt and invested approximately $470 million in new and existing restaurants. Based on the improved financial condition of the company, Duff and Phelps upgraded Tricon's debt rating to investment grade in January of this year. In addition, in the fourth quarter Tricon invested over $130 million to buy back 3.3 million of its own shares under the $350 million share repurchase program announced in September 1999.

David Deno, Chief Financial Officer, said, "Our ongoing operating EPS in the quarter was stronger than previously forecast primarily because of a lower effective tax rate, a benefit from insurance-related adjustments, and importantly, stronger performance from the base business. The lower tax rate was driven by a one-time item, however, we continue to implement tax strategies to permanently reduce our effective tax rate in the future. We expect to benefit from these strategies this year, which will allow us to overlap the 1999 one-time benefits reduction. A reduction in our tax rate provides an annual cash benefit to Tricon which ultimately increases shareholder returns.

"In 2000 we'll continue to make measurable progress against our financial strategies by selling 500 to 600 restaurants and generating close to $500 million in free cash flow," said Mr. Deno.

Pizza Hut's six percent increase in same store sales was the tenth consecutive quarter of growth. Driven by the success of The Big New Yorker, launched in January of 1999, same store sales increased nine percent for the year. By delivering on its competitive positioning to have the "Best Pizzas Under One Roof", Pizza Hut led the industry for the year in same store sales growth and grew market share in the key traditional segment.

KFC recorded a two percent increase in same store sales in the quarter on top of four percent growth last year. Full-year 1999, same store sales increased two percent. Starting in September, KFC introduced five new freshly made chicken sandwiches: Tender Roast, Original Recipe, Triple Crunch, Triple Crunch Zinger and Honey Barbecue. In this short period of time, KFC's share of the chicken sandwich category grew from under two percent to over eight percent. This success fueled a 24 percent increase in the chicken sandwich category, which was the strongest category growth in five years.

While sandwiches have not yet reached their full potential, considerable trial upside remains and Tricon believes that this new concept layer of sandwiches will help to drive profitability for the system long term. The focus in 2000 will be to drive sales through effective marketing of both the base chicken-on-the-bone business and sandwiches. In particular, sandwich marketing will be focused on building customer trial and repeat business long term.

As expected, Taco Bell posted a one percent decline in same store sales in the fourth quarter, against a nine percent increase in same store sales last year. This was Taco Bell's most difficult comparison in almost six years. With the launch of the Chalupa in the fourth quarter, Taco Bell successfully reignited transaction growth through its focus on value oriented hot and fried high quality products. Full-year 1999 same store sales were flat.

Tricon's international business delivered a 29 percent increase in ongoing operating profits in the quarter on top of 27 percent growth a year ago. On a local currency basis, same store sales were up at least five percent or better at KFC in Mexico, Australia, the U.K. and China and Pizza Hut in China and Singapore. Additionally, operating profits were up over 50 percent in China and Korea due to product promotions, new restaurants and improved cost controls. Consistent with its strategy to focus company capital on key equity growth markets, in the quarter Tricon entered agreements to transfer its restaurants in Canada and Poland to new joint ventures with some of its largest franchisees.

The term "ongoing" in the following section excludes the impact of accounting changes, facility action net gains, and unusual items.


Results*
--------

-- System sales grew seven percent to almost $6.9 billion, driven by same store sales growth and net new restaurants. Year-to-date system sales grew six percent to nearly $21.8 billion.

     - U.S. system sales increased three percent for the quarter and four percent year-to-date.
     - International system sales increased 16 percent for the quarter and ten percent for the year. Excluding the favorable impact of currency translation, international system sales grew 12 percent for the quarter and eight percent year-to-date.

-- As expected, Tricon's refranchising efforts drove a decline in our worldwide company revenues despite net new restaurants.

     - U.S. revenues declined 13 percent in the quarter and 11 percent year-to-date.
     - International revenues increased three percent for the quarter and two percent for the year. Excluding the favorable impact of currency translation, international revenues were up two percent for the quarter and one percent year-to-date.
     - Franchise and license fees increased 16 percent in the quarter and 15 percent for the year driven by existing restaurants acquired by franchisees from Tricon and net new restaurants.

-- Ongoing company restaurant level margins as a percent of sales increased 70 basis points for the quarter.

-- Ongoing base restaurant level margins were up over ten basis points in the quarter. Excluding the net unfavorable overlap of about 75 basis points of insurance-related adjustments, base restaurant margins were up 85 basis points driven by improved product cost management and new restaurants.

-- Year-to-date, ongoing restaurant level margins increased approximately 175 basis points; ongoing base margins contributed 125 basis points to this growth.

-- Ongoing general and administrative expenses (G&A) declined five percent in the quarter. Lower performance and incentive compensation and savings from Tricon's portfolio actions drove the decline. Ongoing operating G&A was flat for the year.

-- Other income declined 43 percent for the quarter and 31 percent for the year due to a net loss on foreign exchange transactions versus a net gain last year.

-- In the fourth quarter, the favorable impact of previously disclosed accounting changes totaled $0.03 per share. For the year, the favorable impact of accounting changes totaled $0.11 per share.

-- Net interest expense declined 24 percent in the quarter and 26 percent for the year primarily due to lower debt levels.

-- The effective tax rate on ongoing operating income for the quarter of 34.7 percent was lower than the anticipated rate of 39 percent primarily due to a one-time favorable international benefit. This compares to a 40.4 percent rate last year. In the quarter, the lower tax rate versus our previous forecast contributed about $0.05 to the growth in ongoing operating earnings per share. Tricon's full year effective tax rate on ongoing operating income was 39.3 percent versus 42.3 percent in 1998. For 2000, Tricon currently anticipates a 38.5 percent ongoing operating effective tax rate for the year.

-- Tricon repurchased 3.3 million shares for over $130 million in the fourth quarter under its $350 million share buy back program announced in September 1999. The share repurchase program decreased our average diluted shares outstanding by approximately
     1.6 million and .5 million in the quarter and year-to-date respectively. Year-to-date in 2000, Tricon has repurchased 3.2 million shares for approximately $120 million.

*These results should be read in conjunction with the attached financial summary.

Financial Summary
-----------------
                          Fourth Quarter 1999
                          -------------------
                    (MMs except per share amounts)

                                Quarter                %
                           --------------------     Change
                             1999        1998        B/(W)
                           --------    --------    --------
System sales(a)            $  6,868    $  6,422           7

Company revenues(b)        $  2,311    $  2,529          (9)

Ongoing operating          $    243    $    220          11
profit(c)
Interest expense                 57          74          24
Income tax provision             64          59         (10)
                           --------    --------
Ongoing operating          $    122    $     87          41
  earnings(c)              ========    ========

Earnings per diluted share components:
Ongoing operating          $   0.78    $   0.55          42
  earnings
Accounting changes(d)          0.03        --            NM
Facility actions net gain      0.27        0.44         (38)
Unusual items(e)              (0.15)      (0.04)         NM
                           --------    --------

Total                      $   0.93    $   0.95          (2)
                           ========    ========

                               Year-to-Date            %
                           ---------------------    Change
                             1999       1998         B/(W)
                           ---------  ----------  ---------
System sales(a)            $ 21,762    $ 20,620           6

Company revenues(b)        $  7,822    $  8,479          (8)

Ongoing operating          $    881    $    768          15
profit(c)
Interest expense                202         272          26
Income tax provision            267         210         (27)
                           --------    --------
Ongoing operating          $    412    $    286          44
  earnings(c)              ========    ========

Earnings per diluted share components:
Ongoing operating          $   2.58    $   1.83          41
  earnings
Accounting changes(d)          0.11        --            NM
Facility actions net gain      1.41        1.03          36
Unusual items(e)              (0.18)      (0.02)         NM
                           --------    --------
Total                      $   3.92    $   2.84          38
                           ========    ========
(a) Includes combined sales from company, franchisees, licensees, and affiliates.
(b)  Includes company sales and franchise and license fees.
(c) Before accounting changes, facility actions net gain and unusual items.
(d) Includes both required and discretionary changes, which are more fully described in our 1999 third quarter Form 10-Q.
(e) Primarily includes in the fourth quarter of 1999 write-offs of amounts due from AmeriServe, additional costs related to wage and hour litigation, and a favorable adjustment to our 1997 fourth quarter charge.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These "forward-looking" statements reflect management's expectations and are based upon currently available data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in these statements. Factors that can cause actual results to differ materially include economic and political conditions in the countries and territories where Tricon operates, the impact of such conditions on consumer spending and currency exchange rates, pricing pressures resulting from competitive discounting, new product and concept development by Tricon and other food industry competitors, the success of our refranchising strategy, fluctuations in commodity prices, supplier contracts, business viability of our key distributor, and actuarially determined casualty loss estimates. Further information on factors that could affect Tricon's financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Tricon Global Restaurants will hold a conference call to review its operating and financial performance at 12:00 noon EST on Thursday, February 10, 2000. For U.S. callers the number is 877-679-9045. For international callers the number is 612-556-2802. The call will be available for playback by dialing 800-615-3210 for the U.S. and 703-326-3020 for international from February 10th through February 13th.


Analysts are invited to contact:
Lynn A. Tyson, Vice President Investor Relations 502-874-8617

Members of the media are invited to contact:
Amy Sherwood, Vice President Public Relations 502-874-8200

Individual shareholders are invited to contact:
Mary Dossett, Shareholder Relations Analyst 502-874-8294

                    TRICON Global Restaurants, Inc.
            Condensed Consolidated Statement Of Operations
        (tabular amounts in millions, except per share amounts)
                              (unaudited)

                                                               %
                                                  %       Proforma
                         16 Weeks Ended         Change      Change
                       -------------------       B/(W)       B/(W)
                        12/25/99  12/26/98      (a)(b)      (a)(c)
                       ---------  --------      -------    --------
REVENUES
Company sales           $ 2,075    $ 2,326        (11)       (11)
Franchise and
  license fees              236        203         16         16
                       ---------  --------
                          2,311      2,529         (9)        (9)
                       ---------  --------
Costs and expenses,
  net
Company restaurants
  Food and paper            663        759         13         13
  Payroll and
   employee benefits        565        636         11         11
  Occupancy and
   other operating
   expenses                 546        612         11         11
                       ---------  --------
                          1,774      2,007         12         11
General and
  administrative
  expenses(b)               290        311          7          5
Other (income)
  expense(d)                 (5)        (9)       (43)       (43)
Facility actions net
  gain(e)                   (70)      (119)       (41)       (41)
Unusual items(f)             44         20         NM         NM
                       ---------  --------
Total costs and
  expenses, net(b)(g)     2,033      2,210          8          8
                       ---------  --------
Operating Profit            278        319        (13)       (16)
Interest expense, net        57         74         24         24
                       ---------  --------
Income Before Income
  Taxes                     221        245        (10)       (13)
Income Tax
  Provision(h)               76         94         20         23
                       ---------  --------
Net Income              $   145    $   151         (3)        (7)
                       =========  ========
Basic EPS Data
--------------
  EPS                   $  0.95    $  0.99         (3)        (7)
                       =========  ========
  Average Shares
   Outstanding              153        153          -          -
                       =========  ========
Diluted EPS Data
----------------
  EPS                   $  0.93    $  0.95         (2)        (6)
                       =========  ========
  Average Shares
   Outstanding              157        159          1          1
                       =========  ========


NM - Not Meaningful

See accompanying notes.

                    TRICON Global Restaurants, Inc.
            Condensed Consolidated Statement Of Operations
        (tabular amounts in millions, except per share amounts)
                              (unaudited)
                                                             %
                                                   %      Proforma
                         52 Weeks Ended         Change     Change
                       -------------------       B/(W)      B/(W)
                        12/25/99  12/26/98      (a)(b)     (a)(c)
                       ---------  --------      -------   --------
REVENUES
Company sales           $ 7,099    $ 7,852        (10)       (10)
Franchise and
  license fees              723        627         15         15
                       ---------  --------
                          7,822      8,479         (8)        (8)
                       ---------  --------
Costs and expenses,
  net
Company restaurants
  Food and paper          2,238      2,521         11         11
  Payroll and
   employee benefits      1,956      2,243         13         12
  Occupancy and
   other operating
   expenses               1,814      2,030         11         11
                       ---------  --------
                          6,008      6,794         12         11
General and
  administrative
  expenses(b)               920        941          2          -
Other (income)
  expense(d)                (16)       (24)       (31)       (31)
Facility actions net
  gain(e)                  (381)      (275)        38         38
Unusual items(f)             51         15         NM         NM
                       ---------  --------
Total costs and
  expenses, net(b)(g)     6,582      7,451         12         11
                       ---------  --------
Operating Profit          1,240      1,028         21         18
Interest expense, net       202        272         26         26
                       ---------  --------
Income Before Income
  Taxes                   1,038        756         37         33
Income Tax
  Provision(h)              411        311        (32)       (28)
                       ---------  --------
Net Income              $   627    $   445         41         37
                       =========  ========
Basic EPS Data
--------------
  EPS                   $  4.09    $  2.92         40         36
                       =========  ========
  Average Shares
   Outstanding              153        153          -          -
                       =========  ========
Diluted EPS Data
----------------
  EPS                   $  3.92    $  2.84         38         34
                       =========  ========
  Average Shares
   Outstanding              160        156         (2)        (2)
                       =========  ========


NM - Not Meaningful

See accompanying notes.

                                       9a

                    TRICON Global Restaurants, Inc.
        Supplemental Schedule of Reportable Operating Segments'
                     Revenues and Operating Profit
                             (in millions)
                              (unaudited)


                            16 Weeks Ended     % Change
                           ------------------    B/(W)
                           12/25/99  12/26/98     (a)
                           --------  --------  ---------
SYSTEM SALES
  United States            $ 4,488   $ 4,366         3
  International              2,380     2,056        16
                           --------  --------
  Worldwide                $ 6,868   $ 6,422         7
                           ========  ========
REVENUES
  United States
   Company sales           $ 1,508   $ 1,769       (15)
   Franchise and license
    fees                       161       139        16
                           --------  --------

  Total United States        1,669     1,908       (13)
                           --------  --------
  International
   Company sales               567       557         2
   Franchise and license
    fees                        75        64        16
                           --------  --------
  Total International          642       621         3
                           --------  --------
  Worldwide                $ 2,311   $ 2,529        (9)
                           ========  ========


                            52 Weeks Ended     % Change
                           ------------------    B/(W)
                           12/25/99  12/26/98     (a)
                           --------  --------  --------
SYSTEM SALES
  United States            $14,516   $14,013         4
  International              7,246     6,607        10
                           -------   -------
  Worldwide                $21,762   $20,620         6
                           =======   =======
REVENUES
  United States
   Company sales           $ 5,253   $ 6,013       (13)
   Franchise and license
    fees                       495       426        16
                           -------   -------
  Total United States        5,748     6,439       (11)
                           -------   -------
  International
   Company sales             1,846     1,839         -
   Franchise and license
    fees                       228       201        13
                           -------   -------
  Total International        2,074     2,040         2
                           -------   -------
  Worldwide                $ 7,822   $ 8,479        (8)
                           =======   =======

NM - Not Meaningful

See accompanying notes.

                    TRICON Global Restaurants, Inc.
        Supplemental Schedule of Reportable Operating Segments'
                     Revenues and Operating Profit
                             (in millions)
                              (unaudited)

                                                          %
                                                %     Proforma
                           16 Weeks Ended    Change    Change
                          -----------------   B/(W)    B/(W)
                          12/25/99 12/26/98  (a)(b)   (a)(c)
                          -------- --------  ------- ---------
RESTAURANT MARGIN
  United States(b)(g)     $ 220    $  243      (9)     (10)
  International(b)           81        76       8        8
                          -------- --------
  Worldwide               $ 301    $  319      (5)      (6)
                          ======== ========

RESTAURANT MARGIN AS A
PERCENT OF COMPANY SALES
  United States            14.6%    13.7%   0.9 ppts.  0.7 ppts.
  International            14.3%    13.6%   0.7 ppts.  0.7 ppts.
  Worldwide                14.5%    13.7%   0.8 ppts.  0.7 ppts.

OPERATING PROFIT
  United States(b)(g)     $ 230    $  217      6         5
  International(b)           79        61     30        29
                          -------- --------
  Total(b)                  309       278     11        10
  Unallocated
   expenses(b)              (56)      (62)    11         3
  Foreign exchange
   net (loss) gain           (1)        4     NM        NM
  Facility actions
   net gain(e)               70       119    (41)      (41)
  Unusual items(f)          (44)      (20)    NM        NM
                          -------- --------
  Total Operating
   Profit(b)(g)           $ 278    $  319    (13)      (16)
                          ======== ========


                                                          %
                           52 Weeks Ended       %      Proforma
                          ------------------  Change    Change
                                               B/(W)     B/(W)
                          12/25/99  12/26/98  (a)(b)    (a)(c)
                          --------  --------  -------  --------
RESTAURANT MARGIN
  United States(b)(g)     $  825    $  819         1       (1)
  International(b)           266       239        11       11
                          --------  --------
  Worldwide               $1,091    $1,058         3        2
                          ========  ========

RESTAURANT MARGIN AS A
PERCENT OF COMPANY SALES
  United States            15.7%     13.6%    2.1 ppts.  1.9 ppts.
  International            14.4%     13.0%    1.4 ppts.  1.4 ppts.
  Worldwide                15.4%     13.5%    1.9 ppts.  1.7 ppts.

OPERATING PROFIT
  United States(b)(g)     $  828    $  740        12       10
  International(b)           265       191        39       39
                          --------  --------
  Total(b)                 1,093       931        17       16
  Unallocated
   expenses(b)              (180)     (169)       (6)     (14)
  Foreign exchange
   net (loss) gain            (3)        6        NM       NM
  Facility actions
   net gain(e)               381       275        38       38
  Unusual items(f)           (51)      (15)       NM       NM
                          --------  --------
  Total Operating
   Profit(b)(g)           $1,240    $1,028        21       18
                          ========  ========

NM - Not Meaningful

See accompanying notes.

                                      10a

NOTES TO THE CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND
SUPPLEMENTAL SCHEDULE OF REPORTABLE OPERATING SEGMENTS' REVENUES AND OPERATING PROFIT:
(tabular dollar amounts in millions, except per share amounts)

Certain items have been reclassified in the condensed consolidated financial statements for prior periods to conform with the fiscal 1999 presentation. These reclassifications had no effect on previously reported net income.

(a)  Percentages may not recompute due to rounding.

(b) Included in our 1999 operating results are several accounting and human resource policy changes. These changes fall into three categories:

     -- Required changes in Generally Accepted Accounting Principles ("GAAP") resulting in a benefit of approximately $3 million and $7 million for the quarter and year-to-date, respectively,
     -- Discretionary methodology changes implemented to more accurately measure certain liabilities resulting in a benefit of approximately $1 million and $14 million, for the quarter and year-to-date, respectively, and
     -- Policy changes driven by our accounting and human resource standardization programs resulting in a benefit of approximately $4 million and $8 million for the quarter and year-to-date, respectively.

    These changes impacted our results as follows:

                                           16 Weeks     52 Weeks
                                            Ended        Ended
                                           12/25/99     12/25/99
                                          ----------   ----------
    Restaurant margin                     $    3       $   11
    General and administrative expenses        5           18
                                          ----------   ----------
    Operating profit                      $    8       $   29
                                          ==========   ==========

    U.S.                                  $    3       $   15
    International                              1            -
    Unallocated                                4           14
                                          ----------   ----------
    Total                                 $    8       $   29
                                          ==========   ==========

    After-tax impact                      $    5       $   18
                                          ==========   ==========
    Per diluted share                     $  0.03      $  0.11
                                          ==========   ==========


(c) Proforma % B/(W) excludes the effects of the accounting and human resource policy changes described in Note (b) above.

(d)  Other (income) expense includes:


                                        16 Weeks Ended
                                       ------------------
                                       12/25/99  12/26/98
                                       --------  --------
    Equity income from investments in
      unconsolidated affiliates        $   (6)   $   (5)
    Foreign exchange net loss (gain)        1        (4)
                                       --------  --------
    Total other (income) expense       $   (5)   $   (9)
                                       ========  ========


                                        52 Weeks Ended
                                       -----------------
                                       12/25/99 12/26/98
                                       -------- --------
    Equity income from investments in
      unconsolidated affiliates        $  (19)  $  (18)
    Foreign exchange net loss (gain)        3       (6)
                                       -------- --------
    Total other (income) expense       $  (16)  $  (24)
                                       ======== ========

(e)  Facility actions net gain includes the following:

                                             16 Weeks Ended
                                            ------------------
                                            12/25/99  12/26/98
                                            --------  --------
    Refranchising gains                     $   90    $  107
    Store closure (costs) reductions           (11)       35
    Impairment charges for stores that will
      continue to be used in the business       (6)      (23)
    Impairment charges for stores to
      be closed in the future                   (3)        -
                                            --------  --------
                                            $   70    $  119
                                            ========  ========
    U.S.                                    $   79    $  112
    International                               (9)        7
                                            --------  --------
    Total                                   $   70    $  119
                                            ========  ========
    After-tax net gain                      $   43    $   70
                                            ========  ========
    Per diluted share                       $ 0.27    $ 0.44
                                            ========  ========

                                             52 Weeks Ended
                                            -----------------
                                            12/25/99 12/26/98
                                            -------- --------
    Refranchising gains                     $   422  $   279
    Store closure (costs) reductions            (13)      27
    Impairment charges for stores that will
      continue to be used in the business       (16)     (31)
    Impairment charges for stores to
      be closed in the future                   (12)       -
                                            -------- --------
                                            $   381  $   275
                                            ======== ========
    U.S.                                    $   385  $   256
    International                                (4)      19
                                            -------- --------
    Total                                   $   381  $   275
                                            ======== ========
    After-tax net gain                      $   226  $   162
                                            ======== ========
    Per diluted share                       $  1.41  $  1.03
                                            ======== ========

    These net gains in 1999 and 1998 include the following favorable adjustments to our 1997 fourth quarter charge:

                          16 Weeks Ended      52 Weeks Ended
                         ------------------  -----------------
                         12/25/99  12/26/98  12/25/99 12/26/98
                         --------  --------  -------- --------
    Refranchising gains  $   (2)   $   (3)   $    4   $   (2)
    Store closure costs       6        54         9       56
                         --------  --------  -------- --------
                         $    4    $   51    $   13   $   54
                         ========  ========  ======== ========
    U.S.                 $    7    $   59    $   19   $   62
    International            (3)       (8)       (6)      (8)
                         --------  --------  -------- --------
    Total                $    4    $   51    $   13   $   54
                         ========  ========  ======== ========
    After-tax net gain   $    3    $   31    $   10   $   33
                         ========  ========  ======== ========
     Per diluted share   $ 0.02    $ 0.20    $ 0.06   $ 0.21
                         ========  ========  ======== ========

    These adjustments relate to lower-than-expected losses from stores disposed of, decisions to retain certain stores originally expected to be disposed of and changes in estimated disposal costs.

(f) Unusual items of $44 million ($24 million after-tax or $0.15 per diluted share) in the quarter and $51 million ($29 million after-tax or $0.18 per diluted share) year-to-date 1999 primarily include:
     -- The write-off of amounts owed to TRICON from AmeriServe of approximately $41 million, which includes a $15 million unsecured loan from TRICON,
     -- An increase in the estimated costs of settlement of certain wage and hour litigation and associated defense and other costs incurred,
     -- Favorable adjustments to our 1997 fourth quarter charge related to lower actual costs,
     -- The write-down to estimated fair market value less cost to sell of our idle Wichita processing facility,
     -- Costs associated with the pending formation of certain international affiliates,
     -- Impairment of enterprise-level goodwill in one of our international businesses and
     -- Additional severance and other exit costs related to 1998 strategic decisions to streamline the infrastructure of our international business.
                                       12a

    Unusual items of $20 million ($6 million after-tax or $0.04 per diluted share) in the quarter and $15 million ($3 million after-tax or $0.02 per diluted share) year-to-date 1998 include:

     -- Severance and other exit costs related to 1998 strategic decisions to streamline the infrastructure of our international business,
     -- An increase in the estimated costs of settlement of certain wage and hour litigation and associated defense and other costs incurred,
     -- Favorable adjustments to our 1997 fourth quarter charge related to anticipated actions that were not taken, primarily severance,
     -- Reversals of certain valuation allowances and lease liabilities relating to better-than-expected proceeds from the sale of properties and settlement of lease liabilities associated with properties retained upon the sale of a non-core business and
     -- Write-down to estimated fair market value less costs to sell of our minority interest in a privately held non-core business, previously carried at cost.

(g) Our quarter and year-to-date restaurant margin and operating profit in 1999 and 1998 include the following favorable self-insurance adjustments as determined by our independent actuary and other insurance-related adjustments. These self-insurance adjustments reflect improved casualty loss trends across all three of our U.S. operating companies.

                                  16 Weeks Ended      52 Weeks Ended
                                 ------------------  -----------------
                                 12/25/99  12/26/98  12/25/99 12/26/98
                                 --------  --------  -------- --------
   Insurance-related adjustments $    9    $   23    $   30   $   23
                                 ========  ========  ======== ========
   After-tax insurance-related
   adjustments                   $    6    $   14    $   19   $   14
                                 ========  ========  ======== ========
   Per diluted share             $ 0.04    $ 0.09    $ 0.12   $ 0.09
                                 ========  ========  ======== ========

(h) The effective tax rates were 34.2% and 38.6% for the 16 weeks ended December 25, 1999 and December 26, 1998, respectively. The effective tax rates were 39.5% and 41.1% for the 52 weeks ended December 25, 1999 and December 26, 1998, respectively.

                    TRICON Global Restaurants, Inc.
                   Restaurant Units Activity Summary
               For the 52 Weeks Ended December 25, 1999
                              (unaudited)

                                        Affil- Fran-   Li-
                              Company   iates  chisees censees  Total
                             ---------- ------ ------- ------- -------
KFC U.S.
Balance at December 26,
   1998(a)                     1,633        -   3,414     58    5,105
  New openings and
    acquisitions                  78        -     142      2      222
  Refranchising and licensing   (218)       -     218      -        -
  Closures and divestitures      (54)       -     (31)   (11)     (96)
                             ---------- ------ ------- ------- -------
Balance at December 25, 1999   1,439        -   3,743     49    5,231
                             ========== ====== ======= ======= =======
% of Total                     27.5%      0.0%  71.6%   0.9%   100.0%
Pizza Hut U.S.
Balance at December 26,
 1998(a)                       2,985        -   3,982  1,445    8,412
  New openings and
   acquisitions(b)                30        -     107    373      510
  Refranchising and licensing   (524)       -     524      -        -
  Closures and
   divestitures(b)              (133)       -    (165)  (390)    (688)
  Other                           (3)       -      (2)  (145)    (150)
                             ---------- ------ ------- ------- -------
Balance at December 25, 1999   2,355        -   4,446  1,283    8,084
                             ========== ====== ======= ======= =======
% of Total                     29.1%      0.0%  55.0%  15.9%   100.0%
Taco Bell U.S.
Balance at December 26,
 1998(a)                       1,614        -   3,466  1,772    6,852
  New openings and
   acquisitions                   47        -     183    164      394
  Refranchising and licensing   (428)       -     425      3        -
  Closures and divestitures      (43)       -     (52)  (192)    (287)
  Other                            -        -    (101)    21      (80)
                             ---------- ------ ------- ------- -------
Balance at December 25, 1999   1,190        -   3,921  1,768    6,879
                             ========== ====== ======= ======= =======
% of Total                     17.3%      0.0%  57.0%  25.7%   100.0%
Total U.S.
Balance at December 26,
 1998(a)                       6,232        -  10,862  3,275   20,369
  New openings and
   acquisitions                  155        -     432    539    1,126
  Refranchising and licensing (1,170)       -   1,167      3        -
  Closures and divestitures     (230)       -    (248)  (593)  (1,071)
  Other                           (3)       -    (103)  (124)    (230)
                             ---------- ------ ------- ------- -------
Balance at December 25, 1999   4,984        -  12,110  3,100   20,194
                             ========== ====== ======= ======= =======
% of Total                     24.7%      0.0%  60.0%  15.3%   100.0%
International
Balance at December 26,
 1998(a)                       2,165    1,120   5,788    321    9,394
  New openings and
   acquisitions(b)               168       83     426     47      724
  Refranchising and licensing   (265)      (5)    276     (6)       -
  Closures and
   divestitures(b)               (71)     (20)   (186)   (53)    (330)
                             ---------- ------ ------- ------- -------
Balance at December 25, 1999   1,997    1,178   6,304    309    9,788
                             ========== ====== ======= ======= =======
% of Total                     20.4%     12.0%  64.4%   3.2%   100.0%
Worldwide
Balance at December 26,
 1998(a)                       8,397    1,120  16,650  3,596   29,763
  New openings and
   acquisitions(b)               323       83     858    586    1,850
  Refranchising and licensing (1,435)      (5)  1,443     (3)       -
  Closures and
   divestitures(b)              (301)     (20)   (434)  (646)  (1,401)
  Other                           (3)       -    (103)  (124)    (230)
                             ---------- ------ ------- ------- -------
Balance at December 25, 1999   6,981(c) 1,178  18,414  3,409   29,982
                             ========== ====== ======= ======= =======
% of Total                       23.3%   3.9%    61.4%  11.4%   100.0%

(a) A total of 114 units have been reclassified from U.S. to International to reflect the transfer of management responsibility.
(b)  Company  new  openings  and  acquisitions   and  franchisee   closures  and
     divestitures include 12 stores acquired by the Company from a U.S. franchisee and 9 stores acquired from an International franchisee.
(c) Includes 37 Company units approved for closure but not yet closed at December 25, 1999.
                                       14